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                                                                     EXHIBIT 3.3




                                    C H A R T E R

                                         O F

                                    PHOTOGEN, INC.

    The undersigned person under the Tennessee Business Corporation Act adopts the following charter for the above listed corporation:

1.  The name of the corporation is "Photogen, Inc."

2. The number of shares of stock the corporation is authorized to issue is five hundred (500) shares of common stock, $.01 par value per share.

3. (a) The complete address of the corporation's initial registered office in Tennessee is:

              John T. Smolik
              1055 Commerce Park Drive
              Oak Ridge, Tennessee  37830
              County of Anderson

    (b) The name of the initial registered agent, to be located at the address listed in paragraph 3(a), is:

              John T. Smolik

4.  The name and complete address of the incorporator is:

              Matthew I. Hafter
              Grippo & Elden
              Suite 3600
              227 West Monroe Street
              Chicago, Illinois 60606

5.  The complete address of the corporation's principal office is:

              1055 Commerce Park Drive
              Oak Ridge, Tennessee
              37830

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6.  The corporation is for profit.

7.  Other provisions:

    (a) The number of directors of the corporation shall be fixed by, or in the manner provided in, the Bylaws.

    (b)  The corporation shall have perpetual existence.

    (c) The personal liability of the directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director is hereby eliminated; provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) for distributions made in violation of the Tennessee Business Corporation Act or this Charter. No amendment to or repeal hereof shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

    (d) The corporation shall, to the fullest extent permitted by the Tennessee Business Corporation Act, as the same may be amended and supplemented, indemnify each person who is or was a director of the corporation and each person who serves or served at the request of the corporation as a director of another enterprise. The indemnification provided for herein shall not be deemed exclusive of any other rights to which such person may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise. No amendment to or repeal hereof shall apply to or have any effect on the rights of any person referred to herein for or with respect to acts or omissions of such person occurring prior to the effective date of such amendment or repeal. The indemnification provided herein shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such person.

April 11, 1997                         /s/ Matthew I. Hafter
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Date                                   Incorporator's Signature


                                       Matthew I. Hafter
                                       -------------------------------
                                       Incorporator's Name (typed or printed)